Exhibit 99.1
MERCANTILE BANCORP MAKES INVESTMENT
IN MEMPHIS BANK
Quincy, Illinois, July 31, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today it has acquired 135,000 shares, or approximately a four percent equity interest, in Paragon National Bank (OTCBB: PGNN), a community bank serving the greater Memphis, Tennessee area. Mercantile said it acquired the interest in a cash transaction valued at about $1.7 million.
“As part of Mercantile’s overall strategy to deliver increased value to shareholders, we have periodically invested modest amounts in banks we believe have the potential to grow rapidly and profitably. Paragon Bank meets our investment criteria because it is a new banking organization in a high growth area with experienced management that has a business philosophy similar to our own. It also serves one of the nation’s most vibrant regional economies,” said Dan S. Dugan, chairman, president and chief executive officer.
Paragon National Bank began operations in January 2005 and had assets of $180.7 million as of March 31, 2006. It is a community bank currently operating out of three locations in suburban Memphis. It emphasizes service to retail customers and small businesses by providing a broad variety of banking services while providing a high level of personal service. Its lending activity is focused on residential mortgages and construction loans to borrowers throughout the greater Memphis area, according to Dugan.
Dugan also noted that Mercantile has realized one significant gain, and will achieve the same on a second in the near future, on previous investments in de novo banking organizations. “Recent gains have provided an opportunity to redeploy a portion of our capital in promising situations like Paragon Bank to generate increased value for our shareholders. However, the percentage of our total capital devoted to this element of our strategy continues to be only about 6.4 percent, a level with which our board is comfortable.
“These investments complement the other two elements of our strategy: the effective management of our own group of community banks; and strategic acquisitions of other banks in selected markets. Together we believe this three-pronged strategy should allow us to generate returns greater than would be possible by limiting ourselves to growth available in our traditional markets,” he added.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 5 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 7 community banks in Missouri, Georgia, Florida and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
#     #     #